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NATIONAL GRID USA SERVICE COMPANY, INC.
Statement of Income
Twelve Months Ended March 31, 2000
(Unaudited)

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                         (In Thousands)
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Income:
     Services rendered to associated companies     $207,954
     Services rendered to nonassociated companies     244
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          Total income      208,198
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Expenses:
     Salaries and wages          84,574
     General and administrative expenses     114,195
     Taxes, other than income taxes     5,747
     Income taxes               445
     Interest expense             1,398
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          Total expenses      206,359
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Net income                    $  1,839
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Statement of Retained Earnings


Retained earnings at beginning of period     $    460
Net income                    1,839
Dividends declared on common stock         (1,839)
Purchase accounting adjustment     (410)
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Retained earnings at end of period     $     50

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